EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made as of November 14, 2011, by and between MusclePharm Corporation, a Nevada corporation with offices at 4721 Ironton Street, Building A, Denver, CO 90839 (hereinafter called the “Company”), and Cory Gregory, residing at 4721 Ironton Street, Building A, Denver, CO 80239 (hereinafter referred to as the “Executive”).  This Agreement amends, restates and replaces in its entirety, the Original Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, the Company is a healthy life-style company that develops and manufactures a full line of scientifically approved nutritional supplements; and

WHEREAS, the Company’s Board of Directors (the “Board” or the “Board of Directors”) believes that the Executive possesses the skills and abilities necessary for the Company to meet its current and future objectives; and

WHEREAS, the Executive desires to provide such services to the Company in such capacities, on and subject to the terms and conditions hereof;

WHEREAS, on August 15, 2011, the Company and the Executive entered into an employment agreement (the “Original Agreement”);

WHEREAS, the Company and the Executive wish to amend and restate the Original Agreement in order to amend inter alia, certain terms as they relate to executive compensation and bonus payments;

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.           EMPLOYMENT

 Subject to all of the terms and conditions hereof, the Company does hereby employ the Executive and the Executive does hereby accept such employment.

2.           TERM

This Agreement shall be effective retroactively commencing on January 1, 2011 and shall continue until December 31, 2015 (the “Term”), unless sooner terminated as herein provided including termination under any of the subsections described in Section 7.

3.           COMPENSATION

(a)           Base Salary.  The Company agrees to pay the Executive during the Term hereof an aggregate salary at the annual rate of: (1) One Hundred Fifty Thousand Dollars ($150,000) for the 2011 calendar year; (2) Two Hundred Thousand Dollars ($200,000) for the 2012 calendar year; (3) Two Hundred Fifty Thousand Dollars ($250,000) for the 2013 calendar year; (4) Three Hundred Thousand Dollars ($300,000) for the 2014 calendar year; and (5) Three Hundred Fifty Thousand Dollars ($350,000) for the 2015 calendar year.  The Company shall make all salary payments in equal bi-weekly installments in arrears.  Unless otherwise determined by the Board, Executive’s Base Salary at the commencement of the second and each subsequent year shall be adjusted to provide for all cost of living increases.  All salary, bonus, or other compensation payable to the Executive shall be subject to the customary withholding, FICA, medical and other tax and other employment taxes and deductions as required by federal, state and local law with respect to compensation paid by an employer to an employee.

(b)           Preferred Stock.  As of the date of the Original Agreement, the Company granted to the Executive thirty one (31) shares of its Series B Preferred Stock (the “Series B Preferred Stock”).  Notwithstanding the termination provisions contained in Section 7 hereto, the Company shall grant to the Executive, on the third (3rd) anniversary of the date thereof, ten thousand (10,000) shares of its Series A Preferred Stock (together with the Series B Preferred Stock, the “Stock”).

If there is any change in the number or kind of Stock outstanding (i) by reason of a stock dividend, spin-off, recapitalization, stock split, or combination or exchange of shares; (ii) by reason of a merger, reorganization, or consolidation; (iii) by reason of a reclassification or change in par value; or (iv) by reason of any other extraordinary or unusual event affecting the outstanding Stock, or if the value of outstanding Stock is substantially reduced as a result of a spin-off or the Company’s payment of an extraordinary dividend or distribution, the number of Stock issued, or to be issued, to the Executive pursuant to this Agreement and/or the kind of Stock issued, or to be issued, to the Executive pursuant to this Agreement shall be appropriately adjusted by the Company to reflect any increase or decrease in the number of, or change in the kind or value of, issued Stock to preclude any dilution to the number or kind of Stock issued, or to be issued, to the Executive hereunder.

(c)           Bonus.  For each one million dollars ($1,000,000) in revenue in excess of the revenue reported for the Company’s prior fiscal year in the Company’s annual report on Form 10-K, the Executive shall receive (i) ten thousand dollars ($10,000) and (ii) one hundred thousand dollars ($100,000) worth of the Company’s common stock, such stock to be valued based on the average closing price for the twenty (20) trading days immediately prior to the date of issuance of such stock.  Payments to the Executive pursuant to this Section shall be made within thirty (30) days following the filing of the Company’s annual report on Form 10-K for each fiscal year.  Additional bonus payments to the Executive, if any, shall be determined by the Board of Directors.

4.           DUTIES

The Executive is hereby employed as Senior President of the Company and shall perform the following services in connection with the general business of the Company:

(a)           Duties as Senior President.  . Executive shall, on a full time and exclusive basis, devote all of his business time, attention and energies to the operations of the Company and other duties as required by this Agreement and as directed by the Board of Directors, and shall use his best efforts to advance the best interests of the Company..

(b)           Location.  Executive acknowledges that Executive will work primarily in the Company’s principal place of business and Executive hereby agrees that he will make himself available to travel to any other location deemed reasonably necessary by the Board of Directors in order to fulfill Executive’s duties.

(b)           Compliance.   The Executive hereby agrees to observe and comply with such reasonable rules and regulations of the Company as may be duly adopted from time to time by the Board of Directors and otherwise to carry out and perform those orders, directions and policies stated to him from time to time by the Board of Directors, either as specified in the minutes of the proceedings of the Board of Directors of the Company or otherwise in writing that are reasonably necessary and appropriate to carry out his duties hereunder. Such orders, directions and policies shall be legal and shall be consistent with the Executive's position.

5.           EXTENT OF SERVICES

The Executive agrees to serve the Company faithfully and to the best of his ability and shall devote his full time, attention and energies to the business of the Company during customary business hours. The Executive agrees to carry out his duties in a competent and professional manner and to at all times promote the best interests of the Company.

 6.           BENEFITS AND EXPENSES

During the term of this agreement Executive shall be entitled to, and the Company shall provide, the following benefits in addition to those specified in Section 3:

(a)           Vacation.  The Executive shall be entitled to 2 weeks vacation in each twelve (12) month period during the Term. Vacation may be taken at such time(s) as Executive may determine provided that such vacation does not interfere with the Company's business operations. The Executive must use his vacation in any event by May 31 of the year next following the year in which the vacation accrues or such vacation time shall expire.  The Executive shall not be entitled to compensation for unused vacation except that, upon termination of his employment, the Company shall pay to the Executive for all of his accrued, unexpired vacation time.

(b)           Expense Reimbursement.  The Company shall reimburse the Executive upon submission of vouchers for his out-of-pocket expenses for travel, entertainment, meals and the like reasonably incurred by him pursuant to his employment hereunder in accordance with the general policy of the Company as adopted by its Board of Directors from time to time.

(c)           Health Insurance.  The Company shall provide the Executive with health insurance in the coverage consistent with those provided to other key executives of the Company as determined by the Board of Directors from time to time.

(d)           Disability.  If the Company maintains disability insurance, then the Company shall provide a disability policy for the Executive comparable to the policies in force for other similar executives in the Company. If the Company does not maintain a disability policy, then the Executive may obtain such a policy in amounts equal to his salary and be reimbursed by the Company for all premium payments thereunder.

(e)           Other Benefits. The Company shall provide to the Executive other benefits as reasonably determined by the Board from time to time.

7.	TERMINATION; DISABILITY; RESIGNATION; TERMINATION WITHOUT CAUSE

(a)           Termination for Cause.  The Company shall have the right to terminate the Executive's employment hereunder:

(1)           For cause upon ten (10) business days’ prior written notice to Executive.  Upon such termination, Executive shall have no further duties or obligations under this Agreement (except as provided in Section 8) and the obligations of the Company to Executive shall be as set forth below.  For purposes of this Agreement, “cause” shall mean:

(A)           Executive’s conviction of a felony under federal or state law;

(B)           Executive’s failure to perform (other than as a result of Executive's being Disabled), in any material respect, any of his duties or obligations under or in accordance with this Agreement and either (i) the Executive fails to cure such failure within ten (10) business days following receipt of notice from the Company, or (ii) if such failure by its nature cannot be cured within  such ten business day period, the Executive fails to commence to cure such failure within such ten business day period and proceed to cure such failure within thirty (30) days thereafter.

(C)           Executive commits any dishonest, malicious or grossly negligent act which is materially detrimental to the business or reputation of the Company, or the Company’s business relationships, provided, however, that in such event the Company shall give the Executive written notice specifying in reasonable detail the reason for the termination.

 Notwithstanding the foregoing, the Executive may, within ten (10) business days following delivery of the notice of termination referred to in the preceding paragraph, by written notice to the Board of Directors, cause the matter of the termination of his employment by the Company to be discussed at the next regularly scheduled meeting of the Board of Directors or at a special meeting of the Board of Directors requested by a majority of the members of the Board of Directors who are not employees of the Company or any of its subsidiaries.  The Executive shall be entitled to be present and to be represented by counsel at such meeting which shall be conducted according to a procedure deemed equitable by a majority of the directors present.  If, at such meeting, it shall be determined that the employment of the Executive had been terminated without proper cause, the provisions of this Agreement shall be reinstated with the same force and effect as if the notice of termination had not been given; and the Executive shall be entitled to receive the compensation and other benefits provided herein for the period from the date of the delivery of the notice of termination through the date of such reinstatement.

In the event, the Company terminates the Executive's employment for cause, then the Executive shall be entitled to receive through the end of the Term:  (1)  his base salary as defined in Section 3(a) hereof; and (2) the benefits provided in Section 6 hereof including all accrued but unpaid vacation.

 In the event that Executive’s employment is terminated by the Company without cause including but not limited to an involuntary change in position or termination of the Executive as a result of a material breach of this Agreement by the Company, Executive shall receive from the Company, through the end of the Term:  (1)  his base salary as defined in Section 3(a) hereof; (2) the benefits provided in Section 6 hereof including all accrued but unpaid vacation; and (3) an additional two weeks’ pay of the Executive’s then current Base Salary.

(b)           Disability.  The Company shall have the right to terminate the Executive's employment hereunder:

(1)           By reason of the Executive's becoming Disabled for an aggregate period of ninety (90) days in any consecutive three hundred sixty (360) day period (the “Disability Period”).

(A)           “Disabled” as used in this Agreement means that, by reason of physical or mental incapacity, Executive shall fail or be unable to substantially perform the customary duties of his employment.

(B)           If the existence of a disability is in dispute, it shall be resolved by two physicians, one appointed by Executive and one appointed by the Board of Directors of the Company.  If the two physicians so selected cannot agree as to whether or not Executive is Disabled as defined in subsection (A) above, the two physicians so selected shall designate a third physician and a majority of the three physicians so selected shall determine whether or not Executive is Disabled.

(C)           In the event Executive is Disabled, during the period of such disability he shall continue to receive his base compensation in the amount set forth in Section 3(a) hereof, which base compensation shall be reduced by the amount of all disability benefits he actually receives under any disability insurance program in place with the Company until the first to occur of (1) the cessation of the Disability or (2) the termination of this Agreement by the Company at any time after the Disability Period.  During the period of Disability and prior to termination, the Executive shall continue to receive the benefits provided in Section 6 hereof and shall have the right to exercise options to purchase shares of the Company’s common stock in accordance with the 2007 Plan.

(D)           For the purposes of this Section 7(b), any amounts to be paid to Executive by the Company pursuant to subsection (C) above, shall not be reduced by any disability income insurance proceeds received by him under any disability insurance policies owned or paid for by the Executive.

(E)           If the Executive is terminated at the end of the Disability Period, then the Executive shall receive through the end of the Term: (1) his base salary as defined in Section 3(a) hereof; (2) the benefits provided in Section 6 hereof including all accrued but unpaid vacation;; and (3) an additional two weeks’ pay of the Executive’s then current Base Salary.

(c)           Death.  The Company's employment of the Executive shall terminate upon his death and all payments and benefits shall cease upon such date provided, however, that under this Agreement the estate of such Executive shall be entitled to receive through the date of termination (1) his base salary as defined in Section 3(a) hereof, (2) the benefits provided in Section 6 hereof including all accrued but unpaid vacation;; and (3) an additional two weeks’ pay of the Executive’s then current Base Salary.

(d)           Termination by the Executive.

The Executive may elect, by written notice to the Company, such notice to be effective immediately upon receipt by the Company, to terminate his employment hereunder if:

(1)           The Company sells all or substantially all of its assets;

(2)           The Company merges or consolidates with another business entity in a transaction immediately following which the holders of all of the outstanding shares of the voting capital stock of the Company own less than a majority of the outstanding shares of the voting capital stock of the resulting entity (whether or not the resulting entity is the Company); provided, however, that the Executive shall not be permitted to terminate his employment under this subsection unless he notifies the Company in writing that he does not approve of the directors selected to serve on the Board after the merger or similar transaction described herein;

(3)           More than fifty (50%) percent of the outstanding shares of the voting capital stock of the Company are acquired by a person or group (as such terms are used in Section 13(d) of the Securities Exchange Act of 1934, as amended), which person or group includes neither the Executive nor the holders of the majority of the outstanding shares of the voting capital stock of the Company on the date of the Original Agreement; provided, however, that the Executive shall not be permitted to terminate his employment under this subsection unless he notifies the Company in writing that he does not approve of the directors selected to serve on the Board after the merger or similar transaction described herein;

(4)           The Company assigns to the Executive duties that are not commensurate with the position for which he is being hired pursuant hereto;

(5)           The Company defaults in making any of the payments required under this Agreement and said default continues for a thirty (30) day period after the Executive has given the Company written notice of the payment default.

 If the Executive elects to terminate his employment hereunder pursuant to this Section 7(d), then (1) the Company shall continue to pay to the Executive his salary as provided in Section 3(a) hereof through the end of the Term; (2) the Company shall continue to provide to the Executive the benefits provided in Section 6 hereof through the end of the Term; and (3) the Company shall provide Executive an additional two weeks’ pay of the Executive’s then current Base Salary.

(e)           Resignation.  If the Executive voluntarily resigns during the term of this Agreement other than pursuant to Section 7(d) hereof, then all payments and benefits shall cease on the effective date of resignation, provided that under this Agreement the Executive shall be entitled to receive through the date of such resignation: (1) his base salary as defined in Section 3(a) hereof, (2) the benefits provided in Section 6 hereof including all accrued but unpaid vacation;; and (3) an additional two weeks’ pay of the Executive’s then current Base Salary.

(f)           Mitigation. In the event of the termination of this Agreement by the Executive as a result of a material breach by the Company of any of its obligations hereunder, or in the event of the termination of the Executive’s employment by the Company in breach of this Agreement, the Executive shall not be required to seek other employment in order to mitigate his damages hereunder.

8.           CONFIDENTIALITY; RESTRICTIVE COVENANTS; NON COMPETITION

(a)           Non-Disclosure of Information.  (1) The Executive recognizes and acknowledges that by virtue of his position as a key executive, he will have access to the lists of the Company's referral sources, suppliers, advertisers and customers, financial records and business procedures, sales force and personnel, programs, software, selling practices, plans, special methods and processes for electronic data processing, special techniques for testing commercial and sales materials and products, custom research services in product development, marketing strategy, product manufacturing techniques and formulas, and other unique business information and records (collectively “Proprietary Information”), as same may exist from time to time, and that they are valuable, special and unique assets of the Company's business. The Executive also may develop on behalf of the Company a personal acquaintance with the present and potential future clients and customers of the Company, and the Executive’s acquaintance may constitute the Company’s sole contact with such clients and customers.

(a)(2) The Executive will not during the Term of his employment, and at any time following the end of the Term of or earlier termination of this Agreement regardless of the reason therefor, disclose trade secrets or other confidential information about the Company, including but not limited to Proprietary Information, to any person, firm, corporation, association or other entity for any reason or any purpose whatsoever or utilize such Proprietary Information for his own benefit or the benefit of any third party; provided, however, that nothing contained herein shall prohibit the Executive from using his personal acquaintance with any clients or customers of the Company at any time in a manner that is not inconsistent with their remaining as clients or customers of the Company.

(a)(3) All equipment, records, files, memoranda, computer print-outs and data, reports, correspondence and the like, relating to the business of the Company which Executive shall use or prepare or come into contact with shall remain the sole property of the Company.  The Executive shall immediately turn over to the Company all such material in Executive's possession, custody or control at such time as this Agreement is terminated.

(a)(4) “Proprietary Information” shall not include information that was a matter of public knowledge on the date of this Agreement or subsequently becomes public knowledge other than as a result of having been revealed, disclosed or disseminated by Executive, directly or indirectly, in violation of this Agreement.

(b)           Enforcement.  In view of the foregoing, the Executive acknowledges and agrees that it is reasonable and necessary for the protection of the good will, business, trade secrets, confidential information and Proprietary Information of the Company that he makes the covenants in this Section 8 and that the Company will suffer irreparable injury if the Executive engages in the conduct prohibited by Section 8 (a) of this Agreement. The Executive agrees that upon a breach, threatened breach or violation by him of any of the foregoing provisions of this Section 8, the Company, in addition to all other remedies it may have including an action at law for damages, shall be entitled as a matter of right to injunctive relief, specific performance or any other form of equitable relief in any court of competent jurisdiction without being required to post bond or other security and without having to prove the inadequacy of the available remedies at law, to enjoin and restrain the Executive and each and every other person, partnership, association, corporation or organization acting in concert with the Executive, from the continuance of any action constituting such breach. The Company shall also be entitled to recover from the Executive all of its reasonable costs incurred in the enforcement of this Section 8 including its reasonable legal fees. The Executive acknowledges that the terms of Section 8(a) are reasonable and enforceable and that, should there be a violation or attempted or threatened violation by the Executive of any of the provisions contained in these subsections, the Company shall be entitled to relief by way of injunction, specific performance or other form of equitable relief.  In the event that any of the foregoing covenants in Sections 8 (a) shall be deemed by any court of competent jurisdiction, in any proceedings in which the Company shall be a party, to be unenforceable because of its duration, scope, or area, it shall be deemed to be and shall be amended to conform to the scope, period of time and geographical area which would permit it to be enforced.

(e)           Independent Covenants.   The Company and the Executive agree that the covenants contained in this Section 8 shall each be construed as a separate agreement independent of any of the other terms and conditions of this Agreement, and the existence of any claim by the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense by the Executive to the Company’s enforcement of any of the covenants of this Section 8.

(f) Exclusion from Arbitration.  The terms and conditions of this Section 8 including the enforcement thereof by the Company are specifically excluded from the arbitration of all other matters under this Agreement as provided in Section 13 hereof.

9. DISCLOSURE AND ASSIGNMENT OF RIGHTS.

(a) Disclosure.  The Executive agrees that he will promptly assign to the Company or its nominee(s) all right, title and interest of the Executive in and to any and all ideas, inventions, discoveries, secret processes, and methods and improvements, together with any and all patents or other forms of intellectual property protection that may be obtainable in connection therewith or that may be issued thereon, such as trademarks, service marks and copyrights, in the United States and in all foreign countries, which the Executive may invent, develop, or improve or cause to be invented developed or improved, on behalf of the Company while engaged in Company related decisions, during the Term or within six (6) months after the Term or earlier termination of this Agreement, which are or were related to the scope of the Company’s business or any work carried on by the Company or to any problems and projects specifically assigned to the Executive. All works and writings which relate to the Company’s business are works for hire, and any and all copyrights therefor shall be placed in the name of and inure to the benefit of the Company.

(b) Assignment of Interest.  The Executive agrees to disclose immediately to duly authorized representatives of the Company any ideas, inventions, discoveries, processes, methods and improvements covered by the terms of this Section 9 and to execute, at the Company’s expense, all documents reasonably required in connection with the Company’s application for appropriate protection and registration under the federal and foreign patent, trademark, and copyright law and the assignment thereof to the Company’s nominee (s). The Executive hereby appoints the Company’s Chairman as true and lawful attorney in fact with full powers of substitution and delegation to execute acknowledge and deliver any such instruments and assignments, which the Executive shall fail or refuse to execute or deliver.

10.           INDEMNIFICATION.

The Company shall indemnify the Executive to the maximum extent permitted under the Nevada Revised Statutes, or any successor thereto, and shall promptly advance any expenses incurred by the Executive prior to the final disposition of the proceeding to which such indemnity relates upon receipt from the Executive of a written undertaking to repay the amount so advanced if it shall be determined ultimately that the Executive is not entitled to indemnity under the standards set forth in the Nevada Revised Statutes or its successor.  The Employer shall use commercially reasonable efforts to obtain and maintain throughout the Term of the employment of the Executive hereunder directors’ and officers’ liability insurance for the benefit of the Executive.  The indemnification obligations of the Company under this Section 10 shall survive the termination of the Term or of this Agreement for any reason whatsoever unless the Agreement is terminated for cause.

11.           NOTICES.

(a)           Any and all notices or other communications given under this Agreement shall be in writing and shall be deemed to have been duly given on (1) the date of delivery, if delivered in person to the addressee, (2) the next business day if sent by overnight courier, or (3) three (3) days after mailing, if mailed within the continental United States, postage prepaid, by certified or registered mail, return receipt requested, to the party entitled to receive same, at his or its address set forth below:

If to the Company:

MusclePharm Corporation
4721 Ironton Street, Building A
Denver, CO 90839
Attention: Brad J. Pyatt
Telephone: (303) 396-6100
Email: brad.pyatt@musclepharm.com

With a copy to (which shall not constitute notice):

Lucosky Brookman LLP
33 Wood Avenue South, 6th floor
Iselin, NJ 08830
Attn: Joseph M. Lucosky, Esq.
Fax No.: (732) 395-4401

If to the Executive:

Cory Gregory
4721 Ironton Street, Building A
Denver, CO 90839

(b)           The parties may designate by notice to each other any new address for the purposes of this Agreement as provided in this Section 11.

 12.           MISCELLANEOUS PROVISIONS

(a)            Applicable Law.  This document shall, in all respects, be governed by the laws of the State of Colorado excluding any conflicts of law provisions.  The parties acknowledge that substantially all of the negotiations relating to this Agreement were conducted in, and that this Agreement has been executed by both parties in State of Colorado.

(b)           Survival.  The parties agree that the covenants contained in Section 3 hereof shall survive any termination of employment by the Executive and any termination of this Agreement.  In addition, the parties agree that any compensation or right which shall have accrued to the Executive as of the date of any termination of employment or termination hereof shall survive any such termination and shall be paid when due to the extent accrued on the date of such termination.

(c)           Assignability.  All of the terms and provisions contained herein shall inure to the benefit of and shall be binding upon the parties and their respective heirs, personal representatives, successors and assigns.  The obligations of the Executive may not be delegated, except as set forth herein, however, and the Executive may not, without the Company’s written consent thereto, assign, transfer, convey, pledge, encumber, hypothecate or otherwise dispose of this Agreement or any interest therein.  Any such attempted delegation or disposition shall be null and void and without effect.  The Company and the Executive agree that this Agreement and all of the Company’s rights and obligations hereunder may be assigned or transferred by the Company to and may be assumed by and become binding upon and may inure to the benefit of any affiliate of or successor to the Company.  The term “successor” shall mean, with respect to the Company or any of its subsidiaries, and any other corporation or other business entity which, by merger, consolidation, purchase of the assets, or otherwise, acquires all or a material part of the assets of the Company.  Any assignment by the Company of its rights and obligations hereunder to any affiliate of or successor shall not be considered a termination of employment for purposes of this Agreement.

(d)           Modifications or Amendments.  No amendment, change or modification of this document shall be valid unless in writing and signed by each of the parties herein.

(e)           Waiver.  No reliance upon or waiver of one or more provisions of this Agreement shall constitute a waiver of any other provisions hereof.

(f)           Severability.  If any provision of this Agreement as applied to either party or to any circumstances shall be adjudged by a court of competent jurisdiction to be void or unenforceable, the same shall in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement.  If any court construes any of the provisions to be unreasonable because of the duration of such provision or the geographic or other scope thereof, such court may reduce the duration or restrict the geographic or other scope of such provision and enforce such provision as so reduced or restricted.

(g)           Separate Counterparts.  This document may be executed in one or more separate counterparts, each of which, when so executed, shall be deemed to be an original.  Such counterparts shall, together, constitute and shall be one and the same instrument.

(h)           Headings.  The captions appearing at the commencement of the sections hereof are descriptive only and are for convenience of reference.  Should there be any conflict between any such caption and the section at the head of which it appears the substantive provisions of such section and not such caption shall control and govern in the construction of this document.

(i)           Specific Performance.  It is agreed that the rights granted to the parties hereunder are of a special and unique kind and character and that, if there is a breach by either party of any material provision of this document, the other party would not have any adequate remedy at law.  It is expressly agreed, therefore, that the rights of the parties may be enforced by an action for specific performance and other equitable relief.

(j)           Further Assurances.  Each of the parties shall execute and deliver any and all additional papers, documents and other assurances, and shall do any and all acts and things reasonably necessary in connection with the performance of their obligations hereunder and to carry out their intentions as set forth herein.

(k)           Entire Agreement.  This Agreement constitutes the entire understanding and agreement of the parties with respect to the subject matter of this Agreement, and any and all prior agreements, understandings or representations are hereby terminated and canceled in their entirety.

(l)           Neutral Construction.  Neither party may rely on any drafts of this Agreement in any interpretation of the Agreement.  Each party to this Agreement has reviewed this Agreement and has participated in its drafting and, accordingly, neither party shall attempt to invoke the normal rule of construction to the effect that ambiguities are to be resolved against the drafting party in any interpretation of this Agreement.

(m)           Attorneys’ Fees.  In the event that either party hereto commences litigation against the other to enforce such party’s rights hereunder, the prevailing party shall be entitled to recover all costs, expenses and fees, including reasonable attorneys’ fees (including in-house counsel), paralegals’ fees, and legal assistants’ fees through all appeals.

13.           SUBMISSION TO ARBITRATION.

Except as hereinafter expressly provided, every difference or dispute, of whatever nature, between the Company and the Executive involving (1)  any breach of this Agreement or (2) any other difference or dispute arising out of, related to, under or having any connection with this Agreement, shall be settled and finally determined by arbitration in Denver, Colorado in accordance with the then current commercial arbitration rules of the American Arbitration Association, and judgment upon any award rendered may be entered in any court having jurisdiction, including but not limited to the courts of the State of Colorado, and the determination of such arbitration proceeding shall be binding and conclusive upon the parties.  Any claim by the Company against the Executive arising out of, under, or related to, Section 8 of this Agreement, whether for equitable relief or monetary damages or any combination, is specifically excluded from arbitration under this Section 13.

[ signature page follows ]

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement on the date first above written.

MUSCLEPHARM CORPORATION

By:	/s/ Brad J. Pyatt
Name: Brad J. Pyatt
Chief Executive Officer

EXECUTIVE

/s/ Cory Gregory
Cory Gregory